Exhibit 99.1

AeroGrow Finalizes $6.0 Million Term Loan from Scotts Miracle-Gro
Provides short-term working capital for expanded retail presence (online and in-store), new product introductions and media to further build the brand.

BOULDER, CO--(Marketwired – July 9, 2015) - AeroGrow International, Inc. (OTCQB: AERO) ("AeroGrow" or the "Company"), which sells the Miracle-Gro AeroGarden® line of high-output, soil-free indoor gardens, seed pod kits and hydroponic nutrients, announced today that it has secured strategic financing in the form of a short term loan from the Scotts Miracle-Gro Company. The funding will provide general working capital to support anticipated growth as the Company expands its retail and its direct-to-consumer sales channels and new product introductions. The proceeds, which total up to $6.0 million, will be made available as needed in three advances up to $2.0 million, $2.5 million, and $1.5 million in July, August, and September, respectively with a due date of April 15, 2016.

“I am pleased to report that our partners at the Scotts Miracle-Gro Company have again demonstrated their confidence in the Miracle-Gro AeroGarden line of products and in the expanding indoor gardening market, by providing us with the short-term working capital we need to support our growth and new product introductions in the coming year said President and Chief Executive Officer, J. Michael Wolfe. We anticipate taking advantage of the opportunities in the online and in-store channels as we focus on further building our brand and improving our margins across the board. The interest on this loan will be paid in stock, which we expect to be minimally dilutive due to the short term nature of the instrument. Our anticipated growth, accelerated innovation, and a real focus on long-term sustainability, combined with our position as the market leader in the rapidly growing indoor gardening industry while being on the right side of a lot of powerful trends such as fresh, safe and local food has set the stage for what we anticipate will be an exciting fiscal 2016 and beyond."

About AeroGrow International, Inc.
Headquartered in Boulder, Colorado, AeroGrow International, Inc. is the leader in the rapidly growing indoor gardening category. AeroGardens allow anyone to grow farmer's market fresh herbs, salad greens, tomatoes, chili peppers, flowers and more, indoors, year-round, so simply and easily that no green thumb is required. With an AeroGarden…you can grow anything! In April 2013, AeroGrow entered into a strategic partnership with Scotts Miracle-Gro to continue to expand the indoor gardening market. For more information, visit http://www.aerogrow.com.

As previously reported in a Current Report on Form 8-K filed with the SEC on April 23, 2013, the Company announced that Scotts Miracle-Gro made a $4.5 million equity investment and IP acquisition with the Company, resulting in a 30% beneficial ownership interest in AeroGrow. In the process, AeroGrow took steps to entirely eliminate its long term debt, restructured the balance sheet to facilitate potential future transactions, and gained a valuable partnership for growth. The agreement affords AeroGrow the use of the globally recognized and highly trusted Miracle-Gro brand name while also providing AeroGrow a broad base of support in marketing, distribution, supply chain logistics, R&D, and sourcing.

About Scotts Miracle-Gro

With more than $2.8 billion in worldwide sales, The Scotts Miracle-Gro Company is the world's largest marketer of branded consumer products for lawn and garden care. The Company's brands are the most recognized in the industry. In the U.S., the Company's Scotts®, Miracle-Gro® and Ortho® brands are market-leading in their categories, as is the consumer Roundup® brand, which is marketed in North America and most of Europe exclusively by Scotts and owned by Monsanto. In the U.S., Scotts operates Scotts LawnService®, the second largest residential lawn care service business. In Europe, the Company's brands include Weedol®, Pathclear®, Evergreen®, Levington®, Miracle-Gro®, KB®, Fertiligиne® and Substral®. For additional information, visit scottsmiraclegro.com.

Forward-Looking Statements
"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements by J. Michael Wolfe and/or the Company, statements regarding growth of the AeroGarden product line, ability to raise capital, optimism related to the business, potential dilution to common stockholders, expanding revenue in both the retail and direct-to-consumer sales channels, market acceptance of developments and enhancements to our product line, improved margins and profitability, and other statements in this press release are forward-looking statements within the meaning of the Securities Litigation Reform Act of 1995. Such statements are based on current expectations, estimates and projections about the Company's business. Words such as expects, anticipates, intends, plans, believes, sees, estimates and variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks and uncertainties that are difficult to predict. Actual results could vary materially from the description contained herein due to many factors including continued market acceptance of the Company's products or the need to raise additional capital. In addition, actual results could vary materially based on changes or slower growth in the indoor garden market; the potential inability to realize expected benefits and synergies; domestic and international business and economic conditions; changes in customer demand or ordering patterns; changes in the competitive environment including pricing pressures or technological changes; technological advances; shortages of manufacturing capacity; future production variables impacting excess inventory and other risk factors listed from time to time in the Company's Securities and Exchange Commission (SEC) filings, including in "Item 1A Risk Factors" of the Company's Annual Report on Form 10-K for the fiscal year ended March 31, 2015. The forward-looking statements contained in this press release speak only as of the date on which they are made, and the Company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this press release.

Contact:

Investor Relations:
Genesis Select Corp.
Budd Zuckerman
bzuckerman@genesisselect.com
303-415-0200

OR

Grey Gibbs
Vice President of Finance and Accounting
grey@aerogrow.com
303-444-7755